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                                                        EXHIBIT 99.B14.4


                                                        BASIC PLAN DOCUMENT

UNIVERSAL SIMPLIFIED EMPLOYEE PENSION PLAN
                                                        EXHIBIT 14.4
                                                        [STRONG FUNDS LOGO]
                                                        STRONG FUNDS

  1   ESTABLISHMENT AND PURPOSE OF PLAN

   1.01 PURPOSE The purpose of this Plan is to provide, in accordance with its provisions, a Simplified Employee Pension Plan providing benefits upon retirement for the individuals who are eligible to participate hereunder.

   1.02 INTENT TO QUALIFY It is the intent of the Employer that this Plan shall be for the exclusive benefit of its Employees and shall qualify for approval under Section 408(k) of the Internal Revenue Code, as amended from time to time (for corresponding provisions of any subsequent Federal law at that time in effect). In case of any ambiguity, it shall be interpreted to accomplish such result. It is further intended, that it comply with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) as amended from time to time.

   1.03 WHO MAY ADOPT An employer who has ever maintained a defined benefit plan which is now terminated may not participate in this prototype Simplified Employee Pension Plan. If, subsequent to adopting this Plan, any defined benefit plan of the Employer terminates, the employer will no longer participate in this prototype plan and will be considered to have an individually designed plan.

   1.04 USE WITH IRA This prototype Simplified Employee Pension Plan must be used with an Internal Revenue Service model IRA (Form 5305 or Form 5305-A) or an Internal Revenue Service approved master or prototype IRA.

   1.05 FOR MORE INFORMATION To obtain more information concerning the rules governing this Plan, contact the Prototype Sponsor listed in Section 5 of the Adoption Agreement.
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2    DEFINITIONS

  2.01 ADOPTION AGREEMENT Means the document executed by the Employer through which it adopts the Plan and thereby agrees to be bound by all terms and conditions of the Plan.

  2.02   CODE Means the Internal Revenue Code of 1986 as amended.

  2.03   COMPENSATION Compensation for the purposes of the $300 limit of
         Section 408(k)(2)(C) of the Code shall be defined as Section 414(q)(7) Compensation.

         For all other purposes, Compensation shall mean all of a Participant's wages as defined in Section 3401(a) of the Code for the purposes of income tax withholding at the source (that is, W-2 wages) but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

         For any Self-Employed Individual covered under the Plan, Compensation will mean Earned Income.


         Compensation shall include only that Compensation which is actually paid to the Participant during the Plan Year.

         Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Employee under Sections 125,402(a)(8), 402(h) or 403(b) of the Code.

         The annual Compensation of each Participant taken into account under the Plan for any year shall not exceed $200,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Section 415(d) of the Code, except the dollar increase in effect on January 1 of any calendar year is effective for years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990. If a Plan determines Compensation on a period of time that contains fewer than 12 calendar months, then the annual Compensation limit is an amount equal to the annual Compensation limit for the calendar year in which the compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12.

         In determining the Compensation of a Participant the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then (except for purposes of determining the portion of Compensation up to the integration level if this Plan provides for permitted disparity), the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior to the application of this limitation.

         In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual Compensation limit. The OBRA '93 annual Compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with
         Section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

         For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual Compensation limit set forth in this provision.


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    2.04         EARNED INCOME Means the net earnings from self-employment in the trade or business with respect to which the Plan is established, for which personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan or to a Simplified Employee Pension Plan to the extent deductible under Section 404 of the Code.

                 Net earnings shall be determined with regard to the deduction allowed to the Employer by Section 164(f) of the Code for taxable years beginning after December 31, 1989.

    2.05 EFFECTIVE DATE Means the date the Plan becomes effective as indicated in the Adoption Agreement.


    2.06 EMPLOYEE Means any person who is a natural person employed by the Employer as a common law employee and if the Employer is a sole proprietorship or partnership, any Self-Employed Individual who performs services with respect to the trade or business of the Employer. Further, any employee of any other employer required to be aggregated under Section 414(b), (c), (m), or (o) of the Code and any leased employee required to be treated as an employee of the Employer under Section 414(n) of the Code shall also be considered an Employee.

    2.07 EMPLOYER Means any corporation, partnership or sole proprietorship named in the Adoption Agreement and any successor who by merger, consolidation, purchase or otherwise assumes the obligations of the Plan. A partnership is considered to be the Employer of each of the partners and a sole proprietorship is considered to be the Employer of the sole proprietor.

    2.08 EMPLOYER CONTRIBUTION Means the amount contributed by the Employer to this Plan.

    2.09         IRA Means the designated Individual Retirement
                 Account or Individual Retirement Annuity, which satisfies the requirements of Section 408 of the Code, and which is maintained by a Participant with the Prototype Sponsor (unless the Prototype Sponsor allows Participants to maintain their IRAs with other organizations).

    2.10 PARTICIPANT Means any Employee who has met the participation requirements of Section 3.01 and who is or may become eligible to receive an Employer Contribution.

    2.11 PLAN Means this plan document plus the corresponding Adoption Agreement as completed and signed by the Employer.

    2.12 PLAN YEAR Means the calendar year or the 12 consecutive month period which coincides with the Employer's taxable year.

    2.13 PRIOR PLAN Means a plan which was amended or replaced by adoption of this plan document, as indicated in the Adoption Agreement.

    2.14 PROTOTYPE SPONSOR Means the entity specified in the Adoption Agreement which sponsors this prototype Plan.

    2.15 SELF-EMPLOYED INDIVIDUAL Means an individual who has Earned Income for a Plan Year from the trade or business for which the Plan is established; also, an individual who would have had Earned Income but for the fact that the trade or business had no net profits for the Plan Year.

    2.16 SERVICE Means the performance of duties by an Employee for the Employer, for any period of time, however short, for which the Employee is paid or entitled to payment. When the Employer maintains the Plan of a predecessor employer, an Employee's Service will include his or her service for such predecessor employer.

    2.17 TAXABLE WAGE BASE Means the maximum amount of earnings which may be considered wages for a year under Section 312(a)(1) of the Code in effect as of the beginning of the Plan Year.


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3.      ELIGIBILITY AND PARTICIPATION

3.01 ELIGIBILITY REQUIREMENTS Except for those Employees excluded pursuant to Section 3.02, each Employee of the Employer who fulfills the eligibility requirements specified in the Adoption Agreement shall, as a condition for further employment, become a participant. Each Participant must establish an IRA with the Prototype Sponsor to which Employer Contributions under this Plan will be made.

3.03    ADMITTANCE AS A PARTICIPANT

        A. Prior Plan If this Plan is an amendment or continuation of a Prior Plan, each Employee of the Employer who immediately before the Effective Date was a participant in said Prior Plan shall be a Participant in this Plan as of said date.

        B. Notification of Eligibility The Employer shall notify each Employee who becomes a Participant of his or her status as a Participant in the Plan and of his or her duty to establish an IRA with the Prototype Sponsor to which Employer Contributions may be made.

        C. Establishment of an IRA If a Participant fails to establish an IRA for whatever reason, the Employer may execute any necessary documents to establish an IRA on behalf of the Participant.

3.02 EXCLUSION OF CERTAIN EMPLOYEES If the Employer has so indicated in the Adoption Agreement, the following Employees shall not be eligible to become a participant in the Plan: (a) Those Employees included in a unit of Employees covered by the terms of a collective bargaining agreement, provided retirement benefits were the subject of good faith bargaining; and (b) those Employees who are nonresident aliens, who have received no earned income from the Employer which constitutes earned income from sources within the United States.

3.04 DETERMINATIONS UNDER THIS SECTION The Employer shall determine the eligibility of each Employee to be a Participant. This determination shall be conclusive and binding upon all persons except as otherwise provided herein or by law.

3.05 LIMITATION RESPECTING EMPLOYMENT Neither the fact of the establishment of the Plan nor the fact that a common-law employee has become a Participant shall give to that common-law employee any right to continued employment; nor shall either fact limit the right of the Employer to discharge or to deal otherwise with a common-law employee without regard to the effect such treatment may have upon the Employee's rights under the Plan.
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   4.    CONTRIBUTIONS AND ALLOCATIONS


   4.01  EMPLOYER CONTRIBUTIONS

         A. Allocation Formula Employer Contributions shall be allocated in accordance with the allocation formula selected in the Adoption Agreement. Each Employee who has satisfied the eligibility requirements pursuant to Section 3.01 (thereby becoming a Participant) will share in such allocation.

             If the Employer has selected the pro rata allocation formula in the Adoption Agreement, then Employer Contributions for each Plan Year shall be allocated to the IRA of each Participant in the same proportion as such Participant's Compensation (not in excess of $200,000, indexed for cost of living increases in accordance with Section 408(k)(8) of the Code) for the Plan Year bears to the total Compensation of all Participants for such year.

             Employer Contributions made for a Plan Year on behalf of any Participant shall not exceed the lesser of 15% of Compensation or the limitation in effect under Code Section 415(c)(1)(A)(indexed for cost of living increases in accordance with Code Section 415(d)).

         B. Integrated Allocation Formula If the Employer has selected the integrated allocation formula in the Adoption Agreement, then Employer Contributions for the Plan Year will be allocated to Participants' IRA as follows:

             Step 1 Employer Contributions will be allocated to each Participant's IRA in the ratio that each Participant's total Compensation bears to all Participants' total Compensation, but not in excess of 3% of each Participant's Compensation.

             Step 2 Any Employer Contributions remaining after the allocation in Step 1 will be allocated to each Participant's IRA in the ratio that each Participant's Compensation for the Plan Year in excess of the integration level bears to the Compensation of all Participants' in excess of the integration level, but not in excess of 3%.

             Step 3 Any Employer Contributions remaining after the allocation in Step 2 will be allocated to each Participant's IRA in the ratio that the sum of each Participant's total Compensation and Compensation in excess of the integration level bears to the sum of all Participants' total Compensation and Compensation in excess of the integration level, but not in excess of the maximum disparity rate described in the following table.

             Step 4 Any Employer Contributions remaining after the allocation in Step 3 will be allocated to each Participant's IRA in the ratio that each Participant's total Compensation for the Plan Year bears to all Participants' total Compensation for that Plan Year.

                     The integration level shall be equal to the Taxable Wage Base or such lesser amount elected by the Employer in the Adoption Agreement.

Integration Level                                     Maximum Disparity Rate
--------------------------------------------------------------------------------
Taxable Wage Base (TWB)                                    2.7%
More than $0 but not more than X*                          2.7%
More than X* of TWB but not more than 80% of TWB           1.3%
More than 80% of TWB but not more than TWB                 2.4%

*X means the greater of $10,000 or 20% of TWB.

         C. Timing of Employer Contribution Employer Contributions, if any, made on behalf of Participants for a Plan Year shall be allocated and deposited to the IRA of each Participant no later than the due date for filing the Employer's tax return (including extensions).

   4.02 DEDUCTIBILITY OF CONTRIBUTIONS Contributions to the Plan are deductible by the Employer for the taxable year with or within which the Plan Year of the Plan ends. Contributions made for a particular taxable year and contributed by the due date of the Employer's income tax return, including extensions, are deemed made in that taxable year.

   4.03 VESTING, WITHDRAWAL RIGHTS TO CONTRIBUTIONS All Employer Contributions made under the Plan on behalf of Employees shall be fully vested and nonforfeitable at all times. Each Employee shall have an unrestricted right to withdraw at any time all or a portion of the Employer Contributions made on his or her behalf. However, withdrawals taken are subject to the same taxation and penalty provisions of the Code which are applicable to IRA distributions.

   4.04 SIMPLIFIED EMPLOYER REPORTS The Employer shall furnish reports, relating to contributions made under the Plan, in the time and manner and containing the information prescribed by the Secretary of the Treasury, to Participants. Such reports shall be furnished at least annually and shall disclose the amount of the contribution made under the Plan to the Participant's IRA.





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5   AMENDMENT OR TERMINATION OF PLAN

        5.01 AMENDMENT BY EMPLOYER The Employer reserves the right to amend the elections made or not made on the Adoption Agreement by executing a new Adoption Agreement and delivering a copy of the same to the Prototype Sponsor. The Employer shall not have the right to amend any nonelective provision of the Adoption Agreement nor the right to amend provisions of this plan document. If the Employer adopts an amendment to the Adoption Agreement or plan document in violation of the preceding sentence, the Plan will be deemed to be an individually designed plan and may no longer participate in this prototype Plan.

        5.02 AMENDMENT BY PROTOTYPE SPONSOR By adopting this Plan, the Employer delegates to the Prototype Sponsor the power to amend or replace the Adoption Agreement of the Plan to conform them to the provisions of any law, regulations or administrative rulings pertaining to Simplified Employee Pensions and to make such other changes to the Plan, which, in the judgement of the Prototype Sponsor, are necessary or appropriate. The Employer shall be deemed to have consented to all such amendments, provided however, that no changes may be made without the consent of the Employer if the effect would be to substantially change the costs or benefits under the Plan. The Prototype Sponsor shall not have the obligation to exercise or not to exercise the power delegated to it nor shall the Prototype Sponsor incur liability of any nature for any act done or failed to be done by the Prototype Sponsor in good faith in the exercise or nonexercise of the power delegated hereunder. The Prototype Sponsor shall notify the Employer should it discontinue sponsorship of the Plan.

        5.03 LIMITATIONS ON POWER TO AMEND No amendment by either the Employer or the Prototype Sponsor shall reduce or otherwise adversely affect any benefits of a Participant or Beneficiary acquired prior to such amendment unless it is required to maintain compliance with any law, regulation or administrative ruling pertaining to Simplified Employee Pensions.

        5.04 TERMINATION While the Employer expects to continue the Plan indefinitely, the Employer shall not be under any obligation or liability to continue contributions or to maintain the Plan for any given length of time. The Employer may terminate this Plan at any time by appropriate action of its managing body. This Plan shall terminate on the occurrence of any of the following events:

              A. Delivery to the Prototype Sponsor of a notice of termination executed by the Employer specifying the effective date of the Plan's termination.

              B. Adjudication of the Employer as bankrupt or the liquidation or dissolution of the Employer.

        5.05 NOTICE OF AMENDMENT, TERMINATION Any amendment or termination shall be communicated by the Employer to all appropriate parties as required by law. Amendments made by the Prototype Sponsor shall be furnished to the Employer and communicated by the Employer to all appropriate parties as required by law. Any filings required by the Internal Revenue Service or any other regulatory body relating to the amendment or termination of the Plan shall be made by the Employer.

        5.06 CONTINUANCE OF PLAN BY SUCCESSOR EMPLOYER A successor of the Employer may continue the Plan and be substituted in the place of the present Employer. The successor and present Employer (or if deceased, the executor of the estate of a deceased Self-Employed Individual who was the Employer) must execute a written instrument authorizing such substitution and the successor must complete and sign a new Adoption Agreement.


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6  SALARY DEFERRAL SEP PROVISIONS

              In addition to Sections 1 through 5, the provisions of this
              Section 6 shall apply if the Employer is an Eligible Employer and has adopted a salary deferral Simplified Employee Pension Plan by indicating in the Adoption Agreement that Retirement Savings Contributions are permitted.

              If the Employer has so indicated in the Adoption Agreement, the Employer agrees to permit Retirement Savings Contributions to be made which will be contributed by the Employer to the IRA established by or on behalf of each Contributing Participant. This arrangement is intended to qualify as a salary reduction simplified employee pension ("SARSEP") under Section 480(k)(6) of the Code and the regulations thereunder.

              The SARSEP portion of this Plan shall be effective upon adoption. No Retirement Savings Contributions may be based on Compensation an Employee could have received before adoption of the SARSEP and execution by the Employee of a Retirement Savings Agreement.

        6.100 DEFINITIONS

        6.101 COMPENSATION Means Compensation as defined in Section 2.03 of the Plan and shall include any amount which is contributed by the Employer as a Retirement Savings Contribution pursuant to a Retirement Savings Agreement which is not includible in the gross income of the Employee under Section 402(h) of the Code.

        6.102 CONTRIBUTING PARTICIPANT Means a person who has met the participation requirements and who has enrolled as a Contributing Participant pursuant to Section 6.201 and on whose behalf the Employer is contributing Retirement Savings Contributions.

        6.103 ELIGIBLE EMPLOYER Means an Employer which: (a) has no more than 25 Employees who are eligible to participate in the Plan (or would have been eligible to participate if this Plan had been maintained) at any time during the preceding Plan Year; (b) has no leased employees within the meaning of Section 414(n)(2) of the Code; (c) is not a state or local government or political subdivision thereof, or any agency or instrumentality thereof, or an organization exempt from tax under Subtitle A of the Code; and
              (d) does not currently maintain or has not maintained a defined benefit plan, even if now terminated.

        6.104 ENROLLMENT DATE Means the first day of any Plan Year, the first day of the seventh month of any Plan Year and any more frequent dates as the Employer may designate in a uniform and nondiscriminatory manner.

        6.105 EXCESS CONTRIBUTION Means the amount of each Highly Compensated Employee's Retirement Savings Contributions that exceeds the actual deferral percentage test limits described in Section 6.303(B) of the Plan for a Plan Year.

        6.106 HIGHLY COMPENSATED EMPLOYEE  Means a Participant described in
              Section 414(q) of the Code who during the current or preceding year; (a) was a 5% owner of the Employer as defined in Section 416(i)(1)(B)(i) of the Code; (b) received Compensation in excess of $50,000, as adjusted pursuant to Section 415(d), and was in the top-paid group (the top 20% of Employees, by Compensation); (c) received Compensation in excess of $75,000, as adjusted pursuant to section 415(d); or (d) was an officer and received Compensation in excess of 50% of the dollar limit under Section 415 of the Code for defined benefit plans.

        6.107 KEY EMPLOYEE Means any Employee or former Employee or beneficiaries of these Employees who at any time during the Plan Year or the four preceding Plan Years is or was: (a) an officer of the Employer (if the Employee's annual Compensation exceeds 50% of the dollar limitation under Section 415(b)(1)(A) of the Code); (b) an owner of one of the 10 largest interests in the Employer (if the Employee's annual Compensation exceeds 100% of the dollar limitation under Section 415(c)(1)(A) of the Code); (c) a 5% owner of the Employer as defined in Section 416(i)(1)(B)(i) of the Code; or (d) a 1% owner of Employer (if the Employee has annual Compensation in excess of $150,000).

        6.108 RETIREMENT SAVINGS AGREEMENT Means an agreement, on a form provided by the Employer pursuant to which a Contributing Participant may elect to have his or her Compensation reduced and paid as a Retirement Savings Contribution to his or her IRA by the Employer.

        6.109 RETIREMENT SAVINGS CONTRIBUTIONS Means contributions made by the Employer on behalf of the Contributing Participant pursuant to
              Section 6.301. Retirement Savings Contributions shall be deemed to be Employer Contributions for purposes of (a) the contribution limits described in Section 4.01(A) of the Plan; (b) the vesting and withdrawal rights described in Section 4.03 of the Plan; and
              (c) determining whether this Plan is a Top-Heavy Plan.

        6.110 TOP-HEAVY PLAN This Plan is a Top-Heavy Plan for any Plan Year if, as of the last day of the previous Plan Year (or current Plan Year if this is the first year of the Plan) the total of the Employer Contributions made on behalf of Key Employees for all the years this Plan has been in existence exceeds 60% of such contributions for all Employees. If the Employer maintains (or maintained within the prior five years) any other SEP or defined contribution plan in which a Key Employee participates (or participated), the contributions or account balances, whichever is applicable, must be aggregated with the contributions made to the Plan. The contributions (and account balances, if applicable) of an Employee who ceases to be a Key Employee or of an individual who has not been in the employ of the Employer for the previous five years shall be disregarded. The identification of Key Employees and the top-heavy calculation shall be determined in accordance with Section 416 of the Code and the regulations thereunder.

        6.200 CONTRIBUTING PARTICIPANT

        6.201 REQUIREMENTS TO ENROLL AS A CONTRIBUTING PARTICIPANT

              A. Enrollment Each Employee who becomes a Participant may enroll as a Contributing Participant. A Participant shall be eligible to enroll as a Contributing Participant on any Enrollment Date.

              B.  Initial Enrollment Notwithstanding the time set forth in
                  Section 6.201(A) as of which a Participant may enroll as a Contributing Participant, the Employer shall have the authority to designate, in a uniform and nondiscriminatory manner, additional Enrollment Dates during the twelve month period beginning on the Effective Date in order that an orderly first enrollment might be completed.

        6.202 MODIFICATION OF RETIREMENT SAVINGS AGREEMENT A Contributing Participant may modify his or her Retirement Savings Agreement to increase or decrease (within the limits placed on Retirement Savings Contributions in the Adoption Agreement) the amount of his or her Compensation deferred into his or her IRA under the Plan. Such modification may only be prospectively made effective as of an Enrollment Date, or as of any other more frequent date(s) if the Employer so permits in a uniform and nondiscriminatory manner. A Contributing Participant who desires to make such a modification shall complete, sign and file a new Retirement Savings Agreement with the Employer at least 30 days (or such lesser period of days as the Employer shall permit in a uniform and nondiscriminatory manner) before the modification is to become effective.

        6.203 WITHDRAWAL AS A CONTRIBUTING PARTICIPANT A Participant may withdraw as a Contributing Participant as of the last date preceding any Enrollment Date (or as of any other date if the Employer so permits in a uniform and nondiscriminatory manner) by revoking his or her authorization to the Employer to make Retirement Savings Contributions on his or her behalf. A Participant who desires to withdraw as a Contributing Participant shall give written notice of withdrawal to the Employer at least 30 days (or such lesser period of days as the Employer shall permit in a uniform and nondiscriminatory manner) before the effective date of withdrawal. A Participant shall cease to be a Contributing Participant upon his or her termination of employment, or on account of termination of the Plan.

        6.204 RETURN AS CONTRIBUTING PARTICIPANT AFTER WITHDRAWAL A Participant who has withdrawn as a Contributing Participant under Section
              6.203 may not again become a Contributing Participant until the first day of the first Plan Year following the effective date of his or her withdrawal as Contributing Participant.

        6.300 RETIREMENT SAVINGS CONTRIBUTIONS

        6.301 SALARY DEFERRAL ARRANGEMENT The Employer shall contribute Retirement Savings Contributions on behalf of all Contributing Participants for each Plan Year that the following requirements are satisfied:

              A.  The Employer is an Eligible Employer; and

              B. Not less than 50% of the Employees eligible to participate elect to have Retirement Savings Contributions contributed to the Plan on their behalf.

              Subject to the limits described in Section 6.303, the amount of Retirement Savings Contributions so contributed shall be the amount required by the Retirement Savings Agreements of Contributing Participants.

              No Retirement Savings Contribution may be based on Compensation a Participant received, or had a right to receive, before execution of a Retirement Savings Agreement by the Participant.

        6.302 FAILURE TO SATISFY 50% PARTICIPATION REQUIREMENT If the 50% participation requirement described in Section 6.301(B) is not satisfied as of the end of any Plan Year, all the Retirement Savings Contributions made by Employees for the Plan Year shall be considered "Disallowed Deferrals," i.e., IRA contributions that are not SEP-IRA contributions. The Employer shall notify each affected Employee, within 2-1/2 months after the end of the Plan Year to which the Disallowed Deferrals relate, that the deferrals are no longer considered SEP-IRA contributions. Such notification shall specify the amount of the Disallowed Deferrals and the calendar year of the Employee in which they are includible in income and must provide an explanation of applicable penalties if the Disallowed Deferrals are not withdrawn in a timely fashion.

              The notice to each affected Employee must state specifically; (a) the amount of the Disallowed Deferrals; (b) that the Disallowed Deferrals are includible in the Employee's gross income for the calendar year or years in which the amounts deferred would have been received by the Employee in cash had he or she not made an election to defer and that the income allocable to such Disallowed Deferrals is includible in the year withdrawn from the IRA; and
              (c) that the Employee must withdraw the Disallowed Deferrals (and allocable income) from the SEP-IRA by April 15 following the calendar year of notification by the Employer. Those Disallowed Deferrals not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of Sections 219 and 408 of the Code and thus may be considered an excess contribution to the Employee's IRA. Disallowed Deferrals may be subject to the 6% tax on excess contributions under Section 4973 of the Code. If income allocable to a Disallowed Deferral is not withdrawn by April 15 following the year of notification by the Employer, the income may be subject to the 10% tax on early distributions under Section 72(t) of the Code when withdrawn.

              Disallowed Deferrals are reported in the same manner as are Excess Contributions.

6.303         LIMITS ON RETIREMENT SAVINGS CONTRIBUTIONS

              A. Maximum Amount No Contributing Participant shall be permitted to have Retirement Savings Contributions made under this Plan during any calendar year in excess of $7,000 (as indexed pursuant to Code Section 402(g)(5)). The $7,000 (indexed) limit applies to the total elective deferrals the Contributing Participant makes for the calendar year under this Plan and under any cash or deferred arrangement described in Section 401(k) of the Code and any salary reduction arrangement described in Section 403(b) of the Code. The limit may be increased to $9,500 if the Contributing Participant makes elective deferrals to a salary reduction arrangement under
                  Section 403(b) of the Code.

                  Under no circumstances may an Employee's Retirement Savings Contributions in any calendar year exceed the lesser of: (1) the limitation under Section 402(g) of the Code based on all of the plans of the Employer; or (2) 15% of his or her Compensation (less any amount contributed by the Employer as a Retirement Savings Contribution). Compute the amount of this 15% limit by using the following formula:

                        Compensation (before subtracting Retirement Savings Contributions) X 13.0435%.

                  If an Employer maintains any other SEP plan to which non-elective SEP Employer Contributions are made for a Plan Year, or any qualified plan to which contributions are made for such Plan Year, then an Employee's Retirement Savings Contribution may be limited to the extent necessary to satisfy the maximum contribution limitation under Section 415(c)(1)(A) of the Code.

                  In addition to the dollar limitation of Section 415(c)(1)(A), which is $30,000 in 1991, Employer Contributions to this Plan, when aggregated with contributions to all other SEP plans and qualified plans of the Employer, generally may not exceed 15% of Compensation (less any amount contributed by the Employer as a Retirement Savings Contribution) for any Employee. If these limits are exceeded on behalf of any Employee for a particular Plan Year, that Employee's Retirement Savings Contributions for that year must be reduced to the extent of the excess.

              B. Actual Deferred Percentage (ADP) Test Limits Retirement Savings Contributions by a Highly Compensated Employee must satisfy the actual deferral percentage (hereinafter "ADP") limitation under Section 408(k)(6) of the Code. Amounts in excess of the ADP limitation will be deemed Excess Contributions on behalf of the affected Highly Compensated Employee or Employees. The ADP of any Highly Compensated Employee who is eligible to be a Contributing Participant shall not be more than the product obtained by multiplying the average of the ADPs of all non-Highly Compensated Employees who are eligible to be Contributing Participants by 1.25. For purposes of this Section 6.303, an Employee's ADP is the ratio (expressed as a percentage) of his or her Retirement Savings Contributions for the Plan Year to his or her Compensation for the Plan Year. The ADP of an Employee who is eligible to be a Contributing Participant, but who does not make Retirement Savings Contributions during the Plan Year is zero. The determination of the ADP for any Employee is to be made in accordance with Section 408(k)(6) of the Code and should satisfy such other requirements as may be provided by the Secretary of the Treasury.

              C. Special Rule for Family Members For purposes of determining the ADP of a Highly Compensated Employee, the Retirement Savings Contributions and Compensation of the Employee will also include the Retirement Savings Contribution and Compensation of any family member. This special rule applies only if the Highly Compensated Employee is in one of the following groups: (a) a more than 5% owner of the Employer; or
                  (b) one of a group of the 10 most Highly Compensated
                  Employees.

                  The Retirement Savings Contributions and Compensation of family members used in this special rule do not count in computing the average of the ADPs of non-Highly Compensated Employees.

                  For purposes of this special rule, a family member is an individual who is related to a Highly Compensated Employee as a spouse, or as a lineal ascendent or descendent or the spouses of such lineal ascendents or descendents in accordance with Section 414(q) of the Code and the regulations thereunder.

        6.304 DISTRIBUTION OF EXCESS RETIREMENT SAVINGS CONTRIBUTIONS To the extent that a Contributing Participant's Retirement Savings Contributions for a calendar year exceed the limit described in
              Section 6.303(A) (i.e., the $7,000 (indexed) limit), the Contributing Participant must withdraw the excess Retirement Savings Contributions (and any income allocable to such amount) by April 15 following the year of the deferral.

        6.305 DISTRIBUTION OF EXCESS CONTRIBUTIONS The Employer shall notify each Employee, no later than 2-1/2 months following the close of the Plan Year of the amount, if any, of any Excess Contribution to that Employee's IRA for such Plan Year. If the Employer does not so notify Employees by such date, the Employer must pay a tax equal to 10% of the Excess Contributions for the Plan Year pursuant to Section 4979 of the Code. If the Employer fails to notify Employees by the end of the Plan Year following the Plan Year of the Excess Contributions, the SEP no longer will be considered to meet the requirements of Section 408(k)(6) of the Code. This means that the earnings on the SEP are subject to tax immediately, that no more Retirement Savings Contributions may be made under the SEP, and that Retirement Savings Contributions of all Employees with uncorrected Excess Contributions must be included in their income in that year. If the SEP no longer meets the requirements of
              Section 408(k)(6), then any contribution to an Employee's IRA will be subject to the IRA contribution limitations of Section 219 and 408 of the Code and thus may be considered an excess contribution to the Employee's IRA.

              The Employer's notification to each affected Employee of the Excess Contributions must specifically state in a manner calculated to be understood by the average Plan Participant: (a) the amount of the Excess Contributions attributable to that Employee's Retirement Savings Contributions; (b) the Plan Year for which the Excess Contributions were made; (c) that the Excess Contributions are includible in the affected Employee's gross income for the calendar year in which such Excess Contributions were made; and (d) that the Employee must withdraw the Excess Contributions (and allocable income) from the IRA by April 15 following the year of notification by the Employer. Those Excess Contributions not withdrawn by April 15 following the year of notification will be subject to the IRA contribution limitations of Sections 219 and 408 of the Code for the preceding calendar year and thus may be considered an excess contribution to the Employee's IRA. Such excess contributions may be subject to the 6% tax on excess contributions under Section 4973 of the Code. If income allocable to an Excess Contribution is not withdrawn by April 15 following the year of notification by the Employer, the income may be subject to the 10% tax on early distributions under
              Section 72(t) of the Code when withdrawn. However, if the Excess Contributions (not including allocable income) total less than $100, then the Excess Contributions are includible in the Employee's gross income in the year of notification. Income allocable to the Excess Contributions is includible in the year of withdrawal from the IRA.

        6.306 DETERMINATION OF INCOME For purposes of Sections 6.302, 6.304 and 6.305, the income allocable to Disallowed Deferrals, excess Retirement Savings Contributions or Excess Contributions for a year shall be determined by multiplying the income earned on the IRA for the period which begins on the first day of such year and ends on the date of distribution from the IRA by a fraction, the numerator of which is the Disallowed Deferral, excess Retirement Savings Contribution or Excess Contribution for such year and the denominator of which is the sum of the account balance of the IRA as of the beginning of such year and the total contributions made to the IRA for such year.

        6.307 RESTRICTION ON TRANSFERS AND WITHDRAWALS The Employer shall notify each Contributing Participant that, until the earlier of 2-1/2 months after the end of a particular Plan Year or the date the Employer notifies its employees that the actual deferral percentage limitations have been calculated, any transfer or distribution from the Contributing Participant's IRA of Retirement Savings Contributions (or income on these contributions) attributable to Retirement Savings Contributions made during that Plan Year will be includible in income for purposes of Sections 72(t) and 408(d)(1) of the Code.

        6.308 ALLOCATION OF RETIREMENT SAVINGS CONTRIBUTIONS Retirement Savings Contributions made on behalf of Contributing Participants for a Plan Year shall be allocated and deposited to the IRA of each Contributing Participant by the Employer as soon as is administratively feasible.

        6.400 SPECIAL RULES FOR TOP-HEAVY PLANS

        6.401 MINIMUM ALLOCATION The following mandatory minimum allocation applies when this Plan is a Top-Heavy Plan:

              Unless another plan of the Employer is designated in the space below to satisfy the top-heavy requirements of Section 416 of the Code, each year this Plan is a Top-Heavy Plan, the Employer will make a minimum contribution to the IRA of each Participant who is not a Key Employee, which, in combination with other non-elective contributions, if any, is equal to the lesser of 3% of such Participant's Compensation or a percentage of Compensation equal to the percentage of Compensation at which elective and non-elective contributions are made under the Plan for the Plan Year for the Key Employee for whom such percentage is the largest.

              The top-heavy minimum will be met in the following plan:
              ________________________________________________________________
              _________________________________________________________________
              _________________________________________________________________

              (If applicable, name the plan other than this Plan in which the minimum top-heavy contribution will be made).

        6.402 RETIREMENT SAVINGS CONTRIBUTIONS CANNOT BE USED FOR MINIMUM ALLOCATION For purposes of satisfying the minimum allocation requirement of Section 416 of the Code, Retirement Savings Contributions contributed for the benefit of Employees who are not Key Employees may not be used to satisfy the minimum allocation requirement.